Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated February 19, 2013

JPMorgan Chase 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

Release:IMMEDIATE

CORRECTING and REPLACING JPMorgan Chase & Co. Declares Quarterly Coupon on Alerian MLP Index ETN

CORRECTION…by JPMorgan Chase & Co.

NEW YORK--(BUSINESS WIRE)-- In the table, the Payment Date should read March 11, 2013 (instead of March 8, 2013).

The corrected release reads:

JPMORGAN CHASE & CO. DECLARES QUARTERLY COUPON ON ALERIAN MLP INDEX ETN

JPMorgan Chase & Co. announced today the quarterly coupon amount for the Alerian MLP Index ETN (NYSE Arca: AMJ). The table below summarizes the coupon amount for the Alerian MLP Index ETN (the “Notes”).

NYSE Arca Ticker	Registered Issue Name	Declaration Date	Ex-Date	Record Date	Payment Date	Coupon Amount1 per Note	Current Yield2
AMJ	Alerian MLP Index ETN	February 19, 2013	February 27, 2013	March 1, 2013	March 11, 2013	$ 0.5131	4.72%

The Notes are subject to a maximum issuance limitation of 129,000,000 Notes, which may cause the Notes to trade at a premium relative to the indicative note value.

1) As defined in Amendment No. 6 to Reopening pricing supplement no. 1, dated June 14, 2012 for the Notes.

2) “Current Yield” equals the current Coupon Amount annualized and divided by the closing price of the Notes on February 15, 2013, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the Notes.

The Notes are senior, unsecured obligations of JPMorgan Chase & Co.

Questions? Contact: JPMorgan Alerian ETN team, 1-800-576-3529 alerian_etn@jpmorgan.com

J.P. Morgan Chase & Co.
News Release

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investment suitability must be determined individually for each investor, and the Notes may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.

Investors should consult with their own advisors as to these matters.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorganChase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the product supplement and the pricing supplement if you so request by calling toll-free 800-576-3529.

J.P. Morgan Chase & Co.
News Release

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